AMERICAN STOCK EXCHANGE LLC

DETERMINATION AND NOTIFICATION OF REMOVAL FROM LISTING

AND/OR REGISTRATION UNDER SECTION 12(b) OF THE

SECURITIES EXCHANGE ACT OF 1934

Attachment to Form 25

June 4, 2007

The American Stock Exchange LLC (the “Exchange” or “Amex”), pursuant to Section 12(d) of the Securities Exchange Act of 1934 and Rule 12d2-2(b) promulgated thereunder by the Securities and Exchange Commission (the “Commission”), has determined to strike from listing and registration on the Exchange, the following:

CITY NETWORK, INC.

Common Stock, $0.001 Par Value

Commission File Number – 001-31959

1.

The standards of the Exchange provide, among other things, that consideration may be given to the removal of a security when: (i) the financial condition and/or operating results of the issuer appear to be unsatisfactory; (ii) the issuer has failed to comply with its listing agreements with the Exchange; or (iii) any other event shall occur or any condition shall exist which makes further dealings on the Exchange unwarranted.

In applying these standards, the Exchange gives consideration to delisting the securities of a company that is not in compliance with:

(a)

Section 1003(a)(i) of the Amex Company Guide (the “Company Guide”) which requires a company to maintain at least $2 million in shareholders’ equity if the company has reported losses from continuing operations and/or net losses in two of its three most recent fiscal years;

(b)

Section 1003(a)(ii) of the Company Guide which requires a company to maintain at least $4 million in shareholders’ equity if the company has reported losses from continuing operations and/or net losses in three of its four most recent fiscal years;

(c)

Section 1003(a)(iv) of the Company Guide which states that the Exchange will normally consider suspending dealings in, or removing from the list, a security of a company that is financially impaired; and

(d)

Section 1003(f)(v) of the Company Guide which states that the Exchange will normally suspend dealings in, or removing from the list, the common stock of a company that has been selling for a substantial period of time at a low price per share, if the company shall fail to effect a reverse split of such shares within a reasonable amount of time after being notified that the Exchange deems such action to be appropriate under all the circumstances.

2.

The Common Stock of City Network, Inc. (“City Network” or the “Company”) does not qualify for continued listing for the following reasons:

(a)

The Company has incurred net income (losses) as follows:

Fiscal years ended:

Net Income/(loss)

December 31, 2005

($1,057,000)

December 31, 2004

($965,000)

February 29, 2004

$176,000

February 28, 2003

$121,000

February 28, 2002

($31,000)

(b)

At September 30, 2006, the Company reported cash and cash equivalents of $41,429, shareholders’ equity of $1,463,680 and a working capital deficit of $596,534.

(c)

The Company failed to effect, or take any necessary steps to effect, a reverse stock split to address its stock’s low selling price within a reasonable time after being notified that the Exchange deemed such action to be appropriate.

3.

In reviewing the eligibility of the Company’s Common Stock for continued listing, the Exchange has complied with its standards and procedures as follows:

(a)

On July 31, 2006, in accordance with Section 1003(f)(v) of the Company Guide, Staff notified the Company that the Amex deemed it appropriate under the circumstances for the Company to effect a reverse stock split within a reasonable amount of time after receipt of the letter to address its low selling price.

(b)

On November 21, 2006, the Company was notified by the Amex that it was not in compliance with the Amex continued listing standards under Sections 134 and 1101 of the Company Guide in that City Network failed to timely file its quarterly report on Form 10-QSB for the period ended September 30, 2006. In addition, Staff indicated that as a result of its low selling price, the Company’s common stock was not suitable for auction market trading. Staff therefore determined that City Network was also not in compliance with Section 1003(f)(v) of the Company Guide, as it had neither effected a reverse stock split nor taken any steps necessary to effect a reverse stock split since the Company was originally notified by the Exchange on July 31, 2006. Staff offered the Company the opportunity to submit a business plan  that outlined the steps the Company had taken, or intended to take, to regain compliance with Sections 134, 1101 and 1003(f)(v) of the Company Guide by January 5, 2007 (the “Plan Period”). On November 21, 2006, Staff also requested certain information from the Company regarding its current financial condition in lieu of its inability to provide complete financial disclosure for the period ended September 30, 2006. The Company responded to Staff’s request in a letter dated November 28, 2006. On December 2, 2006, the Company submitted to Staff its plan to regain compliance with the Amex continued listing standards (the “Plan”).

(c)

On November 29, 2006, the Company filed its Form 10-QSB for the period ended September 30, 2006  and on December 5, 2006, the Company was notified by the Amex that it had regained compliance with Sections 134 and 1101 of the Company Guide.

(d)

On December 5, 2006, the Exchange also notified the Company that following a review of the Company’s quarterly report on Form 10-QSB for the period ended September 30, 2006 and the Company’s response to Staff’s information request dated November 28, 2006, City Network was no longer in compliance with: Section 1003(a)(i) of the Company Guide with shareholders’ equity of less than $2,000,000 and losses from continuing operations and/or net losses in two out of its three most recent fiscal years; Section 1003(a)(ii) of the Company Guide with shareholders’ equity of less than $4,000,000 and losses from continuing operations and/or net losses in three out of its four most recent fiscal years; and Section 1003(a)(iv) of the Company Guide in that the Company was financially impaired. Specifically, at September 30, 2006 the Company had cash and cash equivalents to support ongoing operations for less than one month, a net working capital deficit of $596,534, and limited sources of available outside financing. The Company was given the opportunity to submit a business plan within 30 days that outlined the Company’s plan to regain compliance with Amex continued listing standards within a maximum of 18 months, or by June 5, 2008.

(e)

On January 8, 2007, a representative from the Company notified Staff that the Company’s Plan dated December 2, 2006 addressed the Company’s efforts to regain compliance with all of the continued listing standards.

(f)

On January 10, 2007, Staff notified the Company that it had determined to initiate immediate delisting proceedings against the Company as it did not regain compliance with Section 1003(f)(v) of the Company Guide by the end of the Plan Period of January 5, 2007. Also, Staff determined that the Company plan of compliance did not make a reasonable demonstration of its ability to regain compliance with Sections 1003(a)(i),  1003(a)(ii),  and 1003(a)(iv) of the Company Guide.  In addition, Staff determined that the Company was not in compliance with Section 1003(f)(iv) of the Company Guide, which states that the Exchange will normally consider suspending dealings in, or remove from listing, a company that fails or refuses to pay, when due, applicable listing fees established by the Exchange.  Lastly, City Network was notified that in accordance with Section 1203 and 1009(d) of the Company Guide, it could appeal Staff’s determination by requesting an oral or written hearing before a Listing Qualifications Panel of the Amex Committee on Securities.

(g)

On January 22, 2007, the Company requested an oral hearing to appeal the Amex determination before an Exchange Listing Qualifications Panel and paid in full its outstanding balance payable to the Exchange.

(h)

On February 12, 2007, the Company notified the Exchange that it was withdrawing its appeal of Staff’s determination before an Exchange Listing Qualifications Panel.

Accordingly, the Exchange, having complied with all of its procedures, is authorized to file this application in accordance with Section 12 of the Securities Exchange Act of 1934 and the rules promulgated thereunder.

4.

In the opinion of the Exchange, all of the material facts relating to the reasons for this application are contained herein.

5.

The Exchange official whose signature is set forth below is duly authorized to file this application.

6.

In accordance with the provisions of Rule 12d2-2, the Exchange has issued public notice of its final determination to remove the Company’s securities from listing and/or registration by issuing a press release and posting notice on www.amex.com.  Further, a copy of this application has been forwarded to Ms. Alice Chen, Chief Executive Officer of the Company.

/s/

Dennis J. Meekins

Vice President, Listing Qualifications

American Stock Exchange LLC